Exhibit 10.2
FIRST AMENDMENT
TO THE
PINNACLE WEST CAPITAL CORPORATION
2007 LONG-TERM INCENTIVE PLAN
     Pinnacle West Capital Corporation (the “Company”) hereby amends the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan (the “Plan”), pursuant to Section 14.1 of the Plan, as follows:
     1. Section 8.1 (b) of the Plan is hereby amended in its entirety to read as set forth below:
     (b) Other Terms. All SAR grants will be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, and any other terms and conditions of any SAR will be determined by the Committee at the time of the grant of the Award and as set forth in the Award Agreement; provided that the form of consideration payable in settlement of a SAR shall be Stock or cash as specified in the Award Agreement; and provided, further, that the term of any SAR granted under the Plan shall not exceed ten years.
     2. Section 12.2 of the Plan is hereby amended in its entirety to read as set forth below:
     12.2 TERM OF AWARD. The term of each Award shall be for the period determined by the Committee, provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years from the date of its grant.
     3. This First Amendment shall be effective as of the Effective Date of the Plan, as determined in accordance with Section 2.1 of the Plan.
     4. This First Amendment amends only the provisions of the Plan noted above.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized representative on this                      day of April, 2007.

PINNACLE WEST CAPITAL CORPORATION

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